Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use in this Registration Statement on Form S-4 of Equity Bancshares, Inc. of our report dated March 16, 2017 on the consolidated financial statements of Equity Bancshares, Inc. and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus.

/s/ Crowe Chizek LLP

Crowe Chizek LLP

Dallas, Texas

August 14, 2017